Exhibit 11.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use, in the Offering Statement on Form 1-A of Ei.Ventures, Inc., and the Offering Circular constituting a part thereof, of our report dated July 7, 2020 on our audit of the balance sheet of Ei.Ventures, Inc., as of December 31, 2019, and the related statements of income, stockholder’s equity and cash flows for the period from May 3, 2019 (date of incorporation) to December 31, 2019, and the related notes to financial statements.

/s/ TANNER LLC

Salt Lake City, Utah
February 15, 2021